EXHIBIT 99.1

ROCK ENERGY RESOURCES ANNOUNCES THE CLOSING OF ITS HE-MAN LLC ACQUISITION, THE
ORDERING OF MILL EQUIPMENT AND THE COMMENCEMENT OF MINING OPERATIONS

December 20, 2012: Houston, Texas-Rock Energy Resources, Inc. (RCKE.pk) announced to day that it has closed its acquisition of 100% of the equity interests  of privately held He-Man, LLC. He-Man’s principal asset is a 49% interest in the Red Arrow gold mine located in Mancos, Colorado. As previously announced, He Man closed on a $25 million credit facility to fund the development of the Red Arrow mine on December 14, 2011.

Rock Energy also announced that it has begun ordering the equipment needed for installation of the first 20,000 ton per year mill at the Red Arrow mine. Once fully operational and with a projected  yield of 1 ounce of gold per ton, Mill #1 is expected to generate approximately $30 million per year of revenues at an estimated cost of $1,500 per ounce. The Company plans to install three mills over the next three years. Mill #1 is expected to be operational in April 2012. The Company has already begun the process of moving already mined ore onto the location where Mill #1 will be constructed.

Commenting on today’s announcement, Rocky V. Emery, Chairman and CEO of Rock Energy Resources stated, “ We are beginning the operational process even now to get a jump on the New Year. As previously stated,  we are taking the necessary steps to rebuild our Company for the benefit of our  loyal shareholders on all fronts. In the coming weeks we will lay out a complete plan along with proforma financial statements. We have also retained the professionals to begun the process of updating  the Company’s public company reports, including its financial statements. I am committed to accomplishing these projects  for our shareholders and intend to  keep everyone up to speed with our progress on these fronts.”

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

For Further Information Contact:

Rocky V Emery

Chairman and CEO

832-301-5968

email: emeryrocky1@aol.com

2607 Sara Ridge

Katy Texas  77450